As filed with the Securities and Exchange Commission on March 26, 2008

File No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3171940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Oyster Point Blvd.

South San Francisco, California 94080

(Address of Principal Executive Offices)(Zip Code)

Non-Statutory Stock Option Agreement Between Titan Pharmaceuticals, Inc. and Marc Rubin dated as of October 1, 2007

(Full title of the plan)

Marc Rubin, M.D., Chief Executive Officer

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd.

South San Francisco, California 94080

(Name and address of agent for service)

650-244-4990

(Telephone number, including area code, of agent for service)

Copy to:

Fran Stoller, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

212-407-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,500,000	$1.03(2)	$1,545,000	$60.72
Totals	1,500,000		$1,545,000	$60.72

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an intermediate number of securities to be offered as a result of an adjustment from stock splits, stock dividends or similar events.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Company’s common stock on the American Stock Exchange on March 24, 2008.

TITAN PHARMACEUTICALS, INC.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 of Titan Pharmaceuticals, Inc., a Delaware corporation (“we,” “us” or the “Company”), is to register 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1	Plan Information.

Marc Rubin, M.D., our new President and Chief Executive Officer, entered into an Non-Statutory Stock Option Agreement (“Option Agreement”) with the Company, dated as of October 1, 2007. Under the terms of the option agreement, Dr. Rubin was granted a non-statutory stock option to acquire 1,500,000 shares of the Company’s Common Stock, which options will be governed by the terms and conditions of the Company’s 2002 Stock Option Plan (the “2002 Plan”), as amended, even though they were not granted under the 2002 Plan. The option is exercisable at $2.40 per share and will vest and become exercisable on a monthly basis over a four-year period, provided, however, that he must be employed by us for at least 12 months before he is able to exercise the first year’s portion of the option. Notwithstanding the foregoing, all unvested options will automatically become vested and exercisable immediately prior to the occurrence of a change of control. In the event Dr. Rubin’s employment with us is terminated by us without Cause or by Dr. Rubin for Good Reason, as such terms are defined in Dr. Rubin’s employment agreement with us, and if such termination occurs during Dr. Rubin’s first year of employment with us, the option will become immediately vested and exercisable with respect to 25% of the total number of shares subject to the option. The option will expire on October 1, 2017, subject to earlier termination as provided in the 2002 Plan.

The following is a summary of certain terms from 2002 Plan applicable to Dr. Rubin’s options.

2002 Stock Option Plan

The 2002 Plan is administered by a committee of not less than two outside members of the Board of Directors (the “Committee”).

Options may be exercised only while the optionee is employed by the Company or within three months of the date of termination of the employment relationship, except that: (i) if the individual is terminated for cause, the option shall terminate immediately and no longer be exercisable, (ii) if the nonqualified option is exercisable at the time the optionee’s employment is terminated by death or permanent disability, it may be exercised within two years of the date of termination of the employment relationship, and (iii) in the case of the retirement of the optionee, the option will be exercisable prior to the date which is the earlier of two years following the date of retirement or the expiration date of the option. Payment of the exercise price of an option may be made by cash, by surrender of shares having a fair market value equal to the exercise price, or by any other means that the Committee determines.

The 2002 Plan may be amended or terminated by our Board of Directors at any time, provided that no amendment requiring stockholder approval by law or by the rules of the American Stock Exchange or any other market in which shares of Common Stock are traded may be made without stockholder approval, and further, that there shall be no amendment to the terms of any option under the 2002 Plan which would result in the repricing of an award, the cancellation of an award and substitution with an award with a lower exercise price or any similar amendment without stockholder approval. Also, no amendment or termination of the 2002 Plan may materially adversely affect any outstanding award without the written consent of the participant. The foregoing summary of the 2002 Plan is qualified in its entirety by the specific language of the 2002 Plan.

Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences under current tax law of nonqualified stock option. It does not purport to cover all of the special rules, including special rules relating to participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares or the ownership and disposition of restricted stock.

A participant will not recognize taxable income for federal income tax purposes upon the grant of a nonqualified stock option.

Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price paid therefor, and the Company will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a nonqualified stock option, he or she will recognize long-term or short-term capital gain or loss , depending on the period for which the shares were held.

In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee’s regular tax. In addition, the optionee’s basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay the alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the incentive option adjustment) is allowed as a credit against the optionee’s regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

ITEM 2	Registration Information and Employee Annual Information.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 (of which this prospectus is a part) will be sent or given to Dr. Rubin. This document and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the registration statement of which this prospectus is a part, taken together, constitute the Section 10(a) Prospectus. We will provide to Dr. Rubin without charge, upon written or oral request, copies of the documents incorporated by reference in the registration statement of which this prospectus is a part. Any such request for documents should be directed to: Sunil Bhonsle, Executive Vice President and Chief Operating Officer, Titan Pharmaceuticals, Inc., 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080. Mr. Bhonsle can also be reached at (650) 244-4990.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Registration Statement on Form 8-A registering the common stock under the Securities Exchange Act of 1934, as amended;

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on March 12, 2007;

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4	Description of Securities.

Not applicable.

ITEM 5	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses. Additionally, pursuant to Section 145 of the DGCL, a Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

The Company’s Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for in the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person. The Certificate of Incorporation also requires the Company to indemnify its officers, directors and employees to the fullest extent permitted by law as set forth in Section 102(b) of the DGCL, including full or partial indemnification for any judgment, settlement or related expense.

The Company’s By-laws provide that any person made or threatened to be made a party to an action or proceeding, whether it be civil or criminal, by reason of the fact that he or she, his or her testator or intestate, then is or was a director, officer, employee or agent of the Company, or then serves or has served any other corporation in any capacity at the request of the Corporation, shall be indemnified by the Company against reasonable expenses, judgments, fines and amounts actually and necessarily incurred in connection with the defense of such action or proceeding or in connection with an appeal therein, to the fullest extent permissible by the laws of the State of Delaware. Such right of indemnification shall not be deemed exclusive of any other right to which such person may be entitled.

ITEM 7	Exemption from Registration Claimed.

Not applicable.

ITEM 8	Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant, as amended to date (incorporated by reference from the Registrant’s Registration Statement on Form SB-2, File No. 33-99386)

3.2	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant’s Definitive Proxy Statement filed on July 12, 2005.)

3.3	By-laws of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form SB-2, File No. 33-99386)

4.1	Amended and Restated Titan Pharmaceuticals, Inc. 2002 Stock Option Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement for its Annual Meeting of Stockholders held on August 9, 2005, filed with the Commission on July 12, 2005

4.2	Non-Statutory Stock Option Agreement between the Registrant and Marc Rubin, dated October 1, 2007.

5.1	Opinion of Loeb & Loeb LLP

23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Loeb & Loeb LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

ITEM 9	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in South San Francisco, California, on this 25th day of March, 2008.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Robert E. Farrell
Robert E. Farrell, J.D. Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Farrell, jointly and severally, her or his attorneys-in-fact, each with the power of substitution, for her or him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marc Rubin Marc Rubin, M.D.	President and Chief Executive Officer (Principal Executive Officer)	March 24, 2008

/s/ Louis R. Bucalo Louis R. Bucalo, M.D.	Executive Chairman	March 20, 2008

/s/ Victor J. Bauer Victor J. Bauer, Ph.D.	Director	March 20, 2008

/s/ Sunil Bhonsle Sunil Bhonsle	Director	March 18, 2008

/s/ Eurelio M. Cavalier Eurelio M. Cavalier	Director	March 21, 2008

/s/ Hubert E. Huckel Hubert E. Huckel, M.D.	Director	March 20, 2008

/s/ Joachim Friedrich Kapp Joachim Friedrich Kapp, M.D., Ph.D.	Director	March 21, 2008

/s/ M. David MacFarlane M. David MacFarlane, Ph.D.	Director	March 19, 2008

/s/ Ley S. Smith Ley S. Smith	Director	March 20, 2008

/s/ Konrad M. Weis Konrad M. Weis, Ph.D.	Director	March 21, 2008

/s/ Robert E. Farrell Robert E. Farrell, J.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant, as amended to date (incorporated by reference from the Registrant’s Registration Statement on Form SB-2, File No. 33-99386)

3.2	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant’s Definitive Proxy Statement filed on July 12, 2005.)

3.3	By-laws of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form SB-2, File No. 33-99386)

4.1	Amended and Restated Titan Pharmaceuticals, Inc. 2002 Stock Option Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement for its Annual Meeting of Stockholders held on August 9, 2005, filed with the Commission on July 12, 2005

4.2	Non-Statutory Stock Option Agreement between the Registrant and Marc Rubin, dated October 1, 2007.

5.1	Opinion of Loeb & Loeb LLP

23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Loeb & Loeb LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).